Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

CATERPILLAR FINANCIAL SERVICES CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	Variable Denomination Floating Rate Demand Notes	457(r)(1)	$1,250,000,000	—	$1,250,000,000	$110.20 per $1 million	$137,750
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
			Total Offering Amounts					$137,750
			Total Fees Previously Paid					—
			Total Fee Offsets					—
			Net Fee Due					$137,750

(1)	This registration statement covers all investments in the Notes up to $8 billion, with fees based on the net aggregate principal amount of Notes outstanding from this offering not exceeding $1.25 billion at a particular time. This registration statement is being filed to replace the Registration Statement No. 333-234103 filed on October 4, 2019 (the “Prior Registration Statement”) that is scheduled to expire on October 4, 2022 pursuant to Rule 415(a)(5) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 415(a)(6) under the Securities Act, effectiveness of this registration statement will be deemed to terminate the Prior Registration Statement.